Exhibit 99.01

WPCS Announces Financial Results for the

Fiscal 2015 First Quarter Ended July 31, 2014

SUISUN CITY, CA -- (Marketwired - Sep 24, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (the "Company"), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today announced its fiscal 2015 first quarter financial results for the period ended July 31, 2014.

Sebastian Giordano, Interim CEO of WPCS, commented, "We continue to diligently make progress across several fronts. First, we are pleased with our fiscal 2015 first quarter revenue growth of 59% on a year-over-year basis, which was mostly attributable to our Suisun City Operations. This segment of our operations is doing very well and we anticipate this trend to continue in the foreseeable future. In addition to the restructuring measures previously reported for fiscal year end 2014, we continue to make steady progress in this area during the first quarter of 2015, as we completed the sale of our Australian Operations and obtained shareholder approval for the sale of our Seattle Operations. These accomplishments are part of a comprehensive restructuring effort that, when completed, should better financially position the Company going forward. We continue to pursue the sale of our China joint venture interest, debt restructuring and further reduction of expenses and liabilities. As such, our financials for this period still reflect the impact of these legacy issues and the remaining areas that still need to be addressed. Finally, we continue our commitment to developing our digital currency business, which has resulted in an increased user base on our platforms and new product launches, such as Celery, which began generating nominal revenues during this quarter. On behalf of the management team, we are excited about the future of WPCS and thank our shareholders for their continued support during this process.”

Company and Financial Highlights:

•	Revenue for the fiscal 2015 first quarter increased 59% to $6.8 million as compared to $4.3 million for the same period the prior year, mostly attributable to contracting services project revenue in the Company’s Suisun City Operations.
•	On July 31, 2014, the Company completed the sale of The Pride Group (QLD) Pty Ltd. (the "Australia Operations"), to Turquino Equity LLC, whose managing member is Andrew Hidalgo ("Hidalgo"), the former Chairman and CEO of WPCS. With the sale, the Company eliminated its outstanding $1.0 million severance obligation to Hidalgo.
•	On August 15, 2014, the Company held a special meeting of stockholders at which the Company's shareholders approved the sale of substantially all of the assets of its wholly-owned subsidiary WPCS International -- Seattle, Inc. (the "Seattle Operations"). The Company expects that this transaction will close on September 30, 2014 and it may generate approximately $1.5 million in working capital.
•	The Company appointed David Horin, CPA, as its new Chief Financial Officer, effective September 1, 2014.
•	Received a letter from NASDAQ, dated September 3, 2014, indicating that WPCS has regained compliance with Listing Rule 5550(a)(2), as the closing bid price of the Company's common stock has been $1.00 per share or greater for the last 10 consecutive business days. Accordingly, NASDAQ advised that the matter is now closed.

Financial Results for the Three Month Period Ended July 31, 2014

Revenue for the three months ended July 31, 2014 was approximately $6,771,000, as compared to approximately $4,256,000 for the three months ended July 31, 2013. The increase in revenue was due primarily to an increase in revenue of the contracting services segment, as a result of the significant increase in contracting services project revenue in our Suisun City Operations. There was nominal revenue for the virtual currency trading platform segment.

Cost of revenue consists of direct costs on contracts: materials, direct labor, third party subcontractor services, union benefits and other overhead costs. Cost of revenue was approximately $5,293,000, or 78.2% of revenue, for the three months ended July 31, 2014, as compared to $3,155,000, or 74.1%, for the same period the prior year. The increase in total cost of revenue was due to the increase in revenue as compared to the prior year. The increase as a percentage of revenue is primarily due to the revenue blend of project work completed during the year.

For the three months ended July 31, 2014, total selling, general and administrative expenses were approximately $1,361,000 or 20.1%, of total revenue. For the three months ended July 31, 2013, total selling, general and administrative expenses were approximately $1,412,000, or 33.2%, of total revenue. Included in selling, general and administrative expenses for the three months ended July 31, 2014 were salaries, commissions, payroll taxes and other employee benefits incurred in the normal course of business of $468,000, which was a $571,000 decrease compared to the prior year, due primarily to lower salaries from cost reduction strategies.

As a result of the execution of the agreement on September 19, 2013 for the divestiture of the Australia Operations, we have recorded the Australia Operations’ financial results as discontinued operations. As a result of the execution of the purchase agreement on March 31, 2014 for the divestiture of the Seattle Operations, we have recorded the Seattle Operations’ financial results as discontinued operations. For the three months ended July 31, 2014, we recorded an income from discontinued operations of approximately $948,000.

About WPCS International Incorporated

WPCS operates in two business segments: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital currency trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2014	2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,318,949	$2,177,070
Accounts receivable, net of allowance of $1,086,000 and $1,034,000 at July 31, 2014 and April 30, 2014, respectively	9,697,262	8,614,396
Costs and estimated earnings in excess of billings on uncompleted contracts	567,186	431,348
Deferred contract costs	1,221,201	1,166,734
Prepaid expenses and other current assets	239,173	217,235
Current assets held for sale	2,972,938	4,001,812
Total current assets	16,016,709	16,608,595

PROPERTY AND EQUIPMENT, net	1,652,387	1,780,520

CAPITALIZED SOFTWARE COSTS, net	2,940,793	3,207,305

OTHER ASSETS	20,675	52,376

OTHER ASSETS HELD FOR SALE	193,339	372,930

Total assets	$20,823,903	$22,021,726

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of loans payable	$37,549	$31,680
Senior secured convertible notes, net of debt discount of $0 and $853,000, respectively	898,338	44,921
Make-whole amount on senior secured convertible notes	1,889,716	-
Accounts payable and accrued expenses	6,121,161	4,956,232
Accrued severance	301,455	1,520,205
Billings in excess of costs and estimated earnings on uncompleted contracts	1,213,690	1,448,563
Due related party	789,710	778,573
Other payable to Zurich	1,533,757	1,533,757
Short-term bank loan	3,240,700	3,195,000
Income taxes payable	9,731	30,855
Dividend payable	74,487	72,034
Current liabilities held for sale	1,415,351	1,886,019
Total current liabilities	17,525,645	15,497,839

Loans payable, net of current portion	61,227	56,537
Secured promissory note, related parties	500,000	500,000

Total liabilities	18,086,872	16,054,376

COMMITMENTS AND CONTINGENCIES

EQUITY:

WPCS EQUITY:
Preferred stock - 5,000,000 shares authorized, 2,438 shares of Series E Convertible Preferred Stock issued with $1,000 stated value, and liquidation preference of $5,617,000	2,438,000	2,438,000
Common stock - $0.0001 par value, 14,285,714 shares authorized, 13,913,164 and 13,913,164 shares issued and outstanding as of July 31, 2014 and April 30, 2014, respectively	1,391	1,391
Additional paid-in capital	66,672,106	66,672,106
Accumulated deficit	(67,534,540)	(65,222,355)
Accumulated other comprehensive income on foreign currency translation	358,274	1,232,003

Total WPCS equity	1,935,231	5,121,145

Noncontrolling interest	801,800	846,205
Total equity	2,737,031	5,967,350

Total liabilities and equity	$20,823,903	$22,021,726

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	July 31,
	2014	2013

REVENUE	$6,770,884	$4,255,743

COSTS AND EXPENSES:
Cost of revenue	5,293,104	3,154,715
Selling, general and administrative expenses	1,360,814	1,412,132
Severance expense	-	1,474,277
Depreciation and amortization	442,545	200,348

	7,096,463	6,241,472

OPERATING LOSS	(325,579)	(1,985,729)

OTHER EXPENSE (INCOME):
Interest expense	2,901,396	1,159,493
Change in fair value of derivative liabilities	-	3,041,905
Other expenses	7,500	-

Loss from continuing operations before income tax provision	(3,234,475)	(6,187,127)

Income tax provision	-	24,151

LOSS FROM CONTINUING OPERATIONS	(3,234,475)	(6,211,278)

Discontinued operations:
Income from discontinued operations	148,861	339,952
Gain on sale of Australia operations	798,896	-

Income from discontinued operations, net of tax	947,757	339,952

CONSOLIDATED NET LOSS	(2,286,718)	(5,871,326)

Net (loss) income attributable to noncontrolling interest	(49,020)	21,744

NET LOSS ATTRIBUTABLE TO WPCS	(2,237,698)	(5,893,070)

Dividend declared on preferred stock	(74,487)	-

NET LOSS ATTRIBUTABLE TO WPCS COMMON SHAREHOLDERS	$(2,312,185)	$(5,893,070)

Basic and diluted net loss attributable to WPCS common shareholders:
Loss from continuing operations	$(0.23)	$(6.21)
Income from discontinued operations	$0.01	$0.34
Gain from disposal	$0.06	$-
Basic and diluted net income from discontinued operations	$0.07	$0.34
Basic and diluted net loss per common share attributable to WPCS	$(0.17)	$(5.89)

Basic and diluted weighted average number of common shares outstanding	13,913,164	1,000,624

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
	July 31,
	2014	2013
OPERATING ACTIVITIES :
Consolidated net loss from continuing operations	$(3,234,475)	$(6,233,022)
Less: net income (loss) attributable to noncontrolling interests	(49,020)	21,744
Net loss attributable to WPCS	(3,185,455)	(6,211,278)
Consolidated net income from discontinued operations	947,757	339,952
Adjustments to reconcile consolidated net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	442,545	253,240
Amortization of notes discount	853,417	1,032,741
make-whole amount	1,889,716	-
Gain on sale of Australia operations	(798,896)	-
Stock-based compensation	-	21,371
Change in the fair value of derivative liabilities	-	3,041,905
Provision for doubtful accounts	-	(2,465)
Amortization of debt issuance costs	-	40,549
Gain on sale of fixed assets	-	(3,892)
Changes in operating assets and liabilities:
Restricted cash	-	1,213,424
Accounts receivable	(1,837,261)	(507,627)
Costs and estimated earnings in excess of billings on uncompleted contracts	(169,500)	(160,805)
Deferred contract costs	(53,538)	38,001
Current assets held for sale	1,028,874	(1,477,022)
Prepaid expenses and other current assets	(60,539)	(99,851)
Other assets	15,825	(22,751)
Other assets held for sale	179,591	30,995
Income taxes payable	(21,124)	19,342
Accounts payable and accrued expenses	2,011,957	342,451
Current liabilities held for sale	(470,668)	974,020
Accrued severance expense	(1,218,750)	1,462,500
Billings in excess of costs and estimated earnings on uncompleted contracts	(182,441)	(155,594)
Deferred revenue	-	162,930
NET CASH USED IN OPERATING ACTIVITIES	(628,490)	332,136

INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(159,384)	-
Addition on acquisition of BTX software	(833)	-
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(160,217)	-

FINANCING ACTIVITIES:
Borrowings (repayments) under loans payable, net	10,559	(14,791)
Repayments under other payable	-	(157,000)
Dividend paid on preferred stock	(72,034)	-
NET CASH USED IN FINANCING ACTIVITIES	(61,475)	(171,791)

Effect of exchange rate changes on cash	(7,939)	(59,063)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(858,121)	101,282
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	2,177,070	1,410,223
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$1,318,949	$1,511,505

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of severance obligation and sale of Australia	$970,000	$-
Declaration on preferred dividend payable	$74,487	$-

INVESTOR CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

Valter@capmarketsgroup.com